EXHIBIT 10.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF AUGUST 18, 1999 AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN CORVAS INTERNATIONAL, INC. AND ARTISAN EQUITY LIMITED, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

CORVAS INTERNATIONAL, INC.

AMENDED AND RESTATED 5.5% CONVERTIBLE SENIOR

SUBORDINATED NOTE DUE 2006

October 20, 1999	Principal Amount: $3,500,000

San Diego, California

This Amended and Restated 5.5% Convertible Senior Subordinated Note (this “Note”), dated as of July 22, 2003, amends, re-evidences, restates, and supercedes in full, but does not in any way waive, satisfy or discharge the outstanding indebtedness, if any, or any other obligation owed under, nor does it in any way limit the rights granted under, that certain 5.5% Convertible Senior Subordinated Note dated October 20, 1999 in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) made by the undersigned (the “Company”) in favor of ARTISAN EQUITY LIMITED, a Bermuda company, or its registered assigns (the “Holder”).

CORVAS INTERNATIONAL, INC., a Delaware corporation (together with its successors, the “Company”), for value received hereby promises to pay to the order of ARTISAN EQUITY LIMITED, a Bermuda company (the “Purchaser”) and its successors and permitted assigns, the sum equal to the Accreted Value (as defined in Section 1.1 below) on August 18, 2006.

Accretion on the outstanding Principal Amount of this Convertible Note shall accrue for the period from October 20, 1999 to August 17, 2006, compounded semi-annually using a 360-day year composed of twelve 30-day months, at 5.5% per annum.

This Convertible Note was issued pursuant to that certain Note Purchase Agreement, dated as of August 18, 1999 (as amended and modified from time to time, the “Purchase Agreement”), between the Company and the Purchaser. The Purchase Agreement contains additional rights and obligations of the Purchaser, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Except as defined in this Convertible Note, capitalized terms used in this Convertible Note and not otherwise defined shall have the same meanings set forth in the Purchase Agreement.

After delivery of an indemnity in form and substance from an indemnitor reasonably satisfactory to the Company, the Company agrees to issue a replacement Convertible Note if this Convertible Note has been lost, stolen, mutilated or destroyed.

1.	DEFINITIONS.

1.1 Certain Terms Defined. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Convertible Note shall have the respective meanings specified below. The terms defined in this Section 1 include the plural as well as the singular.

“Accreted Value” means, for any Specified Date, the amount calculated pursuant to (i), (ii) or (iii), as the case may be, for the Convertible Notes per $1,000 of the Principal Amount specified on the face hereof:

(i) if the Specified Date occurs on one of the following dates (each a “Semi-annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-annual Accrual Date:

Semi-annual Accrual Date	Accreted Value per $1,000 of Principal Amount	<Without Rounding>
February 18, 2000	1,018	1,017.9
August 18, 2000	1,046	1,045.9
February 18, 2001	1,075	1,074.6
August 18, 2001	1,104	1,104.2
February 18, 2002	1,135	1,134.5
August 18, 2002	1,166	1,165.7
February 18, 2003	1,198	1,197.8
August 18, 2003	1,231	1,230.7
February 18, 2004	1,265	1,264.6
August 18, 2004	1,299	1,299.4
February 18, 2005	1,335	1,335.1
August 18, 2005	1,372	1,371.8
February 18, 2006	1,410	1,409.5
August 17, 2006	1,448	1,448.3

(ii) if the Specified Date occurs before the first Semi-annual Accrual Date, the Accreted Value will equal the sum of (a) $1,000.00 and (b) an amount equal to the product of (1) $17.9 multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Convertible Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(iii) if the Specified Date occurs between two Semi-annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-annual Accrual Date less the Accreted Value for the immediately preceding Semi-annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

“Accretion Portion” means, for any Specified Date, the amount equal to the difference between (i) the Accreted Value as of such Specified Date of a specified Principal Amount of the Convertible Notes and (ii) such specified Principal Amount of the Convertible Notes.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a resolution duly adopted by the Board of Directors or any duly authorized committee of such Board.

“Business Day” means any day except a Saturday, Sunday or other day in which commercial banks in the City of New York, New York or San Diego, California are authorized by law to close.

“Change in Control” means (i) the sale of all or substantially all of the Company’s assets, (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or (iii) individuals who on the Second Closing Date constitute the Board of Directors (together with any new directors whose appointment by the Board of Directors was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Second

Closing Date or whose appointment was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Common Stock” means the shares of common stock, $0.001 par value, of the Company as it exists on the date of this Convertible Note or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or exchanged.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Event of Default” means any event or condition specified as such in Section 5.1 which shall have continued for the period of time, if any, therein designated.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.

“Holder” means the Purchaser and any successor or permitted assigns. The Holder may transfer this Convertible Note to one or more Holders in minimum increments of $1,000 provided that the Company consents to any proposed assignments, such consent not to be withheld or delayed unreasonably; provided, however, that no such consent shall be required in connection with any transfer by a Holder to (i) Affiliates of such Holder or (ii) shareholders, partners or members of such Holder.

“Indebtedness” of any Person means at a particular time, without duplication, (i) all obligations of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) all obligations of such Person evidenced by any note, bond, debenture or other debt security, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) all commitments by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit or other similar instruments), (v) all obligations guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) all obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) all obligations secured by a Lien on a Person’s assets, whether or not such obligations are assumed by such Person, and (viii) any unsatisfied obligation for “withdrawal liability” to a “multi-employer plan” as such terms are defined under ERISA.

“Market Price” means, as of any specified date, the average of the daily closing sales prices of one share of Common Stock as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System for the 20 consecutive trading days ending one Business Day prior to such date.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Redemption Date” means the date specified for redemption of the Convertible Notes in accordance with the terms hereof and the Purchase Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal law then in force.

“Senior Indebtedness” means all Indebtedness of the Company permitted by the Convertible Notes and the Purchase Agreement other than the Convertible Notes, whether outstanding on the date of execution of this instrument or thereafter created, incurred or assumed, except (x) any such Indebtedness that by the terms of the instrument or instruments by which such Indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Convertible Notes or (ii) ranks pari passu in right of payment with the Convertible Notes and (y) any amendments, modifications or supplements to, or any renewals, extensions, deferrals, refinancings and refundings of, any of the foregoing; provided that the term “Senior Indebtedness” shall not include (a) any Indebtedness of the Company to any employee, director or Affiliate of the Company or any of its Subsidiaries (except as required by applicable law) or (b) any Indebtedness of the Company that is convertible or exchangeable into shares of Common Stock.

“Specified Date” means any date of redemption or conversion of the Convertible Notes, any date on which the Convertible Notes first become due and payable after an Event of Default or the date of maturity of the Convertible Notes.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

1.2 Other Defined Terms. The following additional terms have the respective meanings set forth in the following sections:

Term	Section
Additional Amounts	8.9
Company	1st introductory paragraph
Constituent Person	7.9
Conversion Price	7.1(a)
Payment Blockage Notice	5.2
Purchase Agreement	3rd introductory paragraph
Purchaser	1st introductory paragraph
Redemption Price	4.1(a)
Semi-annual Accrual Date	Definition of Accreted Value
Trigger Event	7.4(d)
Withholding Taxes	8.9

2. PAYMENT OF ACCRETED VALUE. No provision of the Convertible Notes shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Accreted Value of the Convertible Notes at the place, times, and rate, and in the currency, herein prescribed.

3. METHOD OF PAYMENT. The Company will make all payments prescribed hereunder to the Holder who surrenders the Convertible Note to the Company. The Company will pay cash amounts either by check or by wire transfer of immediately available funds, to a bank account designated by such Holder in money of the United States that, at the time of payment, is legal tender for payment of public and private debts; provided, however, so long as the Purchaser is the Holder, the Company shall pay such amounts by wire transfer.

4.	REDEMPTION OF CONVERTIBLE NOTES.

4.1	Redemption at the Option of the Company

(a) The Company may, at its option, at any time after August 18, 2002, redeem all, or from time to time any part of, this Convertible Note, in an aggregate Principal Amount of $100,000 or an integral multiple of $1,000 in excess thereof (or, if the Principal Amount on the Redemption Date is less than $100,000, then the remaining Principal Amount of this Convertible Note at such time), at a purchase price (“Redemption Price”) equal to 100% of the Accreted Value of the specified Principal Amount on such Redemption Date. Any optional redemption of any Convertible Note pursuant to this Section 4.1 shall be made by redeeming all Convertible Notes then outstanding in whole or in part and, if in part, pro rata in proportion to their respective aggregate Principal Amount at the time of such redemption.

(b) On the Redemption Date, the Company will pay to the Holder in cash the portion of the Redemption Price equal to 100% of the specified Principal Amount of any Convertible Notes to be redeemed pursuant to Section 4.1. The Company at its option may, on the Redemption Date, pay the Accretion Portion of the Redemption Price of any redeemed Convertible Notes in cash, in the number of shares of Common Stock of the Company sufficient to pay such Accretion Portion or a combination of cash and Common Stock. The Company shall designate, in its redemption notice delivered pursuant to Section 4.2, whether the Company will pay such Accretion Portion in cash, Common Stock or any combination of cash and Common Stock, and if a combination thereof, the percentages of such Accretion Portion to be paid in cash or Common Stock; provided that the Company will pay cash for any fractional interests of Common Stock. On the Redemption Date, the Company will pay that portion of such Accretion Portion specified in the redemption notice to be paid by the Company through the issuance of Common Stock by issuing the number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of cash that the Holder would have been entitled to receive had the Company elected to pay that percentage of such Accretion Portion in cash by (ii) the Market Price as of the date of the redemption notice delivered pursuant to Section 4.2.

(c) The Company will not issue a fractional share of Common Stock in payment of any part of such Accretion Portion. Instead the Company will pay cash for the current market value of any such fractional share, determined by multiplying the Market Price as of the date of the redemption notice delivered pursuant to Section 4.2 by such fraction and rounding the product to the nearest whole cent.

(d) The Company’s right to pay all or any part of such Accretion Portion in Common Stock shall be conditioned upon (i) the registration of the shares of Common Stock to be issued in respect of such payment under the Securities Act, if required, and the quotation of such shares on the Nasdaq National Market or the listing of such shares on a national securities exchange, (ii) any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification or registration and (iii) receipt by the holder of a legal opinion from the Company’s counsel to the effect that the shares of Common Stock to be issued by the Company in payment of all or any part of such Accretion Portion have been duly authorized, and when issued and delivered pursuant to the terms of this Convertible Note in payment of all or any part of such Accretion Portion will be validly issued, fully paid and nonassessable.

(e) From and after the Redemption Date, all rights of the holders of Convertible Notes (except the right to receive the Redemption Price) shall terminate.

4.2 Redemption Notice. At least 45 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid, to the Holder of the Convertible Note. The notice shall identify the Principal Amount of the Convertible Note to be redeemed and shall state: (1) the Redemption Date; (2) the Accreted Value of such Principal Amount on such Redemption Date and the applicable Redemption Price; (3) whether the Company will pay the Accretion Portion of the Redemption Price in cash, Common Stock or any combination of cash and Common Stock, and if a combination thereof, the percentages of such Accretion Portion to be paid in cash or Common Stock, and the applicable Market Price; and (4) the then applicable Conversion Price. Once notice of redemption is given, the portion of the Principal Amount called for redemption becomes due and payable on the Redemption Date at the Redemption Price stated in the notice, except for the Principal

Amount of Convertible Notes converted in accordance with the terms of the Convertible Notes.

4.3 Redemption of Convertible Notes at the Option of the Holder upon a Change in Control. If on or prior to the Stated Maturity, there shall have occurred a Change in Control, the Convertible Notes shall be redeemed by the Company, at the option of each Holder of Convertible Notes, at the Redemption Price as of the date that is 30 Business Days after the occurrence of the Change in Control. On the Redemption Date, the Company will pay the Redemption Price of any Convertible Notes to be redeemed pursuant to this Section 4.3 to the Holder in cash, or the Company may, at its option, on the Redemption Date, pay the Accretion Portion of the Redemption Price of any Convertible Notes redeemed pursuant to this Section 4.3 in cash, in the number of shares of Common Stock of the Company sufficient to pay such Accretion Portion or a combination of cash and Common Stock upon the same terms and conditions as a redemption at the option of the Company pursuant to Section 4.1. Within ten Business Days after the occurrence of a Change in Control, the Company shall mail a written notice of the Change in Control to the Holder of the Convertible Note by first class mail, postage pre-paid; provided that no failure of the Company to give such notice shall limit the rights of the Holders hereunder. The notice shall briefly describe the events causing the Change in Control and shall specify: (1) the Redemption Date; (2) the Accreted Value of the outstanding Principal Amount of the Convertible Notes on such Redemption Date and the applicable Redemption Price; (3) whether the Company will pay the Accretion Portion of the Redemption Price in cash, Common Stock or any combination of cash and Common Stock, and if a combination thereof, the percentages of such Accretion Portion to be paid in cash or Common Stock, and the applicable Market Price; and (4) the then applicable Conversion Price. Any Holder wishing to exercise its rights hereunder shall deliver to the Company, on or before such Redemption Date, written notice of such Holder’s exercise of such right, which notice shall set forth the name of the Holder and the Principal Amount of a Convertible Note or portion thereof which is $100,000 or integral multiple of $1,000 in excess thereof (or, if less, the remaining Principal Amount of such Convertible Note) held by such Holder as to which an election to exercise its rights under this Section 4.3 is being made. The delivery of Convertible Notes to the Company prior to, or after the Redemption Date, against delivery of the Redemption Price shall be a condition to the receipt by a Holder of the Redemption Price. Any Holder exercising its option to have Convertible Notes redeemed may withdraw such exercise at any time prior to the close of business on the Redemption Date by delivery of a written notice to the Company of withdrawal of such exercise. Upon receipt by the Company of a notice of exercise of the redemption option that is not withdrawn, the Holder of the Convertible Note shall thereafter be entitled to receive the Redemption Price.

5.	SUBORDINATION.

5.1 Extent of Subordination. The indebtedness evidenced by this Convertible Note is hereby expressly subordinated and junior, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness.

5.2 Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as event of default is defined in the instrument under which it is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, the Company shall deliver a notice of such event of default to the Holders (a “Payment Blockage Notice”) and, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of this Convertible Note, unless within one hundred eighty (180) days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated; provided, however, that no new period of payment blockage on the Convertible Notes pursuant to this Section 5.2 may commence hereunder unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice.

5.3 Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (a) no amount shall be paid by the Company in respect of this Convertible Note, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (b) no claim or proof of claim shall be filed by or on behalf of the Holders which shall assert any right to receive any payments in respect of this Convertible Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

5.4 Reliance of Holders of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Convertible Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

5.5 Further Assurances. Notwithstanding any other provision herein, by its acceptance of this Convertible Note, the Holder agrees to execute and deliver customary forms of subordination agreements requested from time to time by the Company or the holders or prospective holders of Senior Indebtedness and, as a condition to the Holder’s rights hereunder, the Company may require that the Holder execute such forms of subordination agreements, provided that such forms shall not impose on the Holder terms less favorable than those provided herein, in order to implement the foregoing provisions of this Section 5.

5.6 Subrogation. Subject to the payment in full of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of payments or distributions made to the holder(s) of such Senior

Indebtedness pursuant to the provisions of Section 5.3 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Convertible Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 5 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

5.7 No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 5 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 5 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder amounts as and when the same become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

5.8 Lien Subordination. Any lien or security interest of the Holder, whether now or hereafter existing in connection with the amounts due under this Convertible Note, on any assets or property of the Company or any proceeds or revenues therefrom which the Holder may have at any time as security for any amounts due and obligations under this Convertible Note, shall be subordinate to all liens or security interests now or hereafter granted to a holder of Senior Indebtedness by the Company or by law notwithstanding the date, order or method of attachment or perfection of any such lien or security interest or the provisions of any applicable law.

5.9 Applicability of Priorities. The priority of the holder of the Senior Indebtedness provided for herein with respect to security interests and liens is applicable only to the extent that such security interests and liens are enforceable and perfected and have not been avoided; if a security interest or lien is judicially determined to be unenforceable or unperfected or is judicially avoided with respect to any claim of the holder of the Senior Indebtedness or any part thereof, the priority provided for herein shall not be available to such security interest or lien to the extent that it is avoided or determined to be unenforceable or unperfected. The foregoing notwithstanding, the Holder covenants and agrees that it shall not challenge, attack or seek to avoid any security interest or lien to the extent that it secures any holder of the Senior Indebtedness. Nothing in this Section 5.9 affects the operation of any subordination of indebtedness or turnover of payment provisions hereof, or of any other agreements among any of the parties hereto.

6.	EVENTS OF DEFAULT.

6.1 Definition. For purposes of this Convertible Note, an “Event of Default” shall be deemed to have occurred if:

(a) the Company fails to timely pay any amounts that become due and payable on the Convertible Note, as and when the same shall become due and payable, whether at maturity, upon any redemption, by declaration or otherwise if such default is not cured by the Company within two (2) Business Days after the Purchaser has given the Company written notice of such default; or

(b) the Company fails to deliver to the Holder shares of Common Stock or cash in lieu thereof when such Common Stock or cash is required to be delivered upon redemption or conversion of all or any portion of the Convertible Notes and such default continues to exist for a period of five (5) Business Days after written notice specifying such failure is given to the Company; or

(c) the Company fails to comply with any of the other covenants or agreements of the Company contained in this Convertible Note or in the Purchase Agreement (other than those covered by clauses (a) or (b) above) for a period of 45 days after written notice specifying such failure is given to the Company, provided that no Event of Default shall be deemed to have occurred under this subparagraph (c) if the Company has exercised, and continues to exercise, commercially reasonable efforts to expeditiously cure the Event of Default (if cure is possible) and cures such Event of Default within 90 days after the original notice of such default; or

(d) the Company shall fail to make any payment at maturity in respect of any Indebtedness of the Company (other than the Convertible Notes) in a principal amount exceeding $1,000,000 individually or in the aggregate if such default is not cured within 30 days after such payment is due and payable; or

(e) any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of the Company in a principal amount in excess of $1,000,000;

(f) if a final judgment or order (not otherwise covered by the Company’s insurance) is rendered for the payment of money against the Company in excess of $1,000,000 in the aggregate which continues unsatisfied and unstayed for a period of 60 days; or

(g) the Company makes an assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within 90 days; or

(h) any representation or warranty made by the Company pursuant to the Purchase Agreement or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement is proven to have been incorrect when made and such breach is material to the financial condition, operations or assets of the Company or to the validity or enforceability of the Convertible Notes or the Company’s performance of its obligations under the Convertible Notes or the Purchase Agreement.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

6.2	Consequences of Events of Default.

(a) If an Event of Default of the type described in Section 5.1(g) occurs, the Accreted Value of this Convertible Note (together with all such other amounts due thereon (if any)) shall become immediately due and payable without any action on the part of the Holder, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Convertible Note.

(b) If an Event of Default (other than under Section 5.1(g)) has occurred and is continuing, the Holder may declare all or any portion of the Accreted Value of the outstanding Principal Amount of this Convertible Note to be immediately due and payable and may demand immediate payment of all or any portion of the Accreted Value of the outstanding Principal Amount of this Convertible Note (together with all such other amounts then due and payable). If the Holder demands immediate payment of all or any portion of this Convertible Note, the Company shall immediately pay to the Holder all amounts due and payable with respect to this Convertible Note or such portion hereof.

(c) The Holder shall also have any other rights that the Holder may have been afforded under any contract or agreement at any time and any other rights that the Holder may have pursuant to applicable law. No right or remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Convertible Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by any Holder.

(d) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Convertible

Note, and expressly agrees that this Convertible Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Convertible Note or release security for this Convertible Note, all without in any way affecting the liability of the Company hereunder.

6.3 Waiver of Past Defaults. The Holder may, by notice to the Company and in accordance with Section 9, waive an existing Default or Event of Default hereunder and its consequences. Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Convertible Notes, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

7.	CONVERSION.

7.1 Optional Conversion. (a) The Holder of this Convertible Note is entitled, at its option, at any time until the close of business on August 18, 2006, or in case this Convertible Note or a portion hereof is called for redemption, then in respect of this Convertible Note or such portion hereof, until and including but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Redemption Date, to convert this Convertible Note (or any portion of the Principal Amount hereof which is $100,000 or an integral multiple of $1,000 in excess thereof (or, if the Principal Amount on the conversion date is less than $100,000, then the remaining Principal Amount of this Convertible Note)) at the Accreted Value of such Principal Amount, or of such portion, into that number of fully paid shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock obtained by dividing such Accreted Value by a conversion price (the “Conversion Price”) equal to $3.25 (or at the current adjusted Conversion Price if an adjustment has been made as provided herein) by surrender of this Convertible Note to the Company accompanied by written notice to the Company that such Holder elects to convert this Convertible Note, or if less than the entire Principal Amount of this Convertible Note is to be converted, the portion thereof to be converted, which shall be $100,000 or integral multiple of $1,000 in excess thereof (or, if the Principal Amount on the conversion date is less than $100,000, then the remaining Principal Amount of this Convertible Note) in accordance with Section 7.2.

(b) At the option of the Company, in lieu of converting the Accretion Portion of the Principal Amount of a Convertible Note to be converted into shares of Common Stock in accordance with Section 7.1(a), the Company may (i) pay the Holder an amount in cash equal to such Accretion Portion, or (ii) issue to the Holder the number of shares of Common Stock equal to the quotient obtained by dividing the amount of the Accretion Portion by the Market Price as of the date of the conversion notice delivered pursuant to Section 7.2, or (iii) pay the Holder an amount in cash equal to a part of such Accretion Portion and issue to the Holder the number of shares of Common Stock equal to the quotient obtained by dividing the amount of the remaining Accretion Portion by the Market Price as of the date of the conversion notice delivered pursuant to Section 7.2.

(c) No fractional shares of Common Stock shall be issued upon conversion of Convertible Notes. If more than one Convertible Note shall be surrendered for conversion at one time by the same Holder, the number of fully paid shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate Accreted Value of the Convertible Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Convertible Note or Convertible Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to such fraction multiplied by the closing sales price of one share of Common Stock as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System, on the day of conversion (or, if such day is not a trading day on such exchange or quotation system, on the trading day immediately preceding such day).

7.2 Exercise of Conversion Right. To convert the Convertible Note, the holder must complete and manually sign a conversion notice and deliver such notice to the Company and surrender the Convertible Note to the Company. The notice shall identify the Principal Amount of the Convertible Note to be converted.

7.3 Effect of Conversion. (a) Convertible Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Convertible Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Convertible Notes as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as and after such time. On the conversion date, the Company shall cause the shares of Common Stock issued on conversion to be registered in the name of the Holders of such Convertible Notes. Within five Business Days after the conversion date, the Company shall issue and shall deliver a certificate or certificates (or shareholding statement) for the number of fully paid shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 7.1(b).

(b) In the case of any Convertible Note which is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new Convertible Note or Convertible Notes in aggregate Accreted Value equal to the unconverted portion of the Accreted Value of such Convertible Note.

(c) The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of Convertible Notes, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Convertible Notes, assuming that the Accreted Value of the Convertible Notes at the Stated Maturity is converted at $3.25 per share.

7.4	Adjustment of Conversion Price.

(a) Stock Dividends. In case the Company shall make a dividend or other distribution on the Common Stock exclusively in shares of Common Stock, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for such dividend or distribution by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the day following such date.

(b) Subdivisions and Combinations. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to the close of business on the date such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the close of business on the date such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which subdivision or combination becomes effective.

(c) Distributions in Kind. Subject to the last sentence of this paragraph (c) and the last sentence of paragraph (d) of this Section 7.4, in case the Company shall, by dividend or otherwise, distribute to holders of Common Stock evidences of its indebtedness, shares of any class of its capital stock, cash or other assets (including securities, but excluding (i) any outstanding rights or warrants, (ii) any dividend or distribution paid exclusively in cash and (iii) any dividend or distribution referred to in paragraph (a) of this Section 7.4), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to such distribution by a fraction of which the numerator shall be (i) the “current market price” (determined as provided in paragraph (e) of this Section 7.4) on such date less (ii) the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the evidences of indebtedness, shares of capital stock, cash and other assets to be distributed divided by the number of shares of Common Stock outstanding at the close of business on such date, and the denominator shall be such current market price, such reduction to become effective immediately prior to the opening of business on the day following such date. If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (c) by reference to the actual or when-issued trading market for any securities comprising part or all of such distribution, it must in doing so consider to the extent possible, the prices in such market over the same period used in computing the current market price pursuant to paragraph (e) of this Section 7.4.

(d) Stock Reclassifications. The reclassification of Common Stock into securities which include securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 7.9 applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock within the meaning of paragraph (c) of this Section 7.4 (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of shareholders entitled to such distribution” within the meaning of paragraph (c) of this Section 7.4), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter within the meaning of paragraph (b) of this Section 7.4 (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective”, as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of paragraph (b) of this Section 7.4). Rights or warrants issued by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock (either initially or under certain circumstances), which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events (“Trigger Event”), shall for the purposes of this Section 7.4 not be deemed issued until the occurrence of the earliest Trigger Event.

(e) Current Market Price. For the purpose of any computation under paragraph (c) of this Section 7.4, the “current market price” per share of Common Stock on any date shall be deemed to be the Market Price as of the date of determination of shareholders entitled to the distribution or dividend specified in subsection (c) above (or, if earlier, the related ex date).

(f) Sales of Shares Below $2.50.

(i) If at any time or from time to time after the Second Closing and until August 18, 2000, the Company issues or sells, or is deemed by the express provisions of this paragraph (f) of this Section 7.4 to have issued or sold, Additional Shares of Common Stock (as defined in paragraph (f)(iv) below), other than as a dividend or other distribution on any class of stock as provided in paragraphs (a) or (c) above, and other than a subdivision or combination of shares of Common Stock as provided in paragraph (b) above, for an Effective Price (as defined in paragraph (f)(iv) below) less than $2.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), then the existing Conversion Price shall be automatically reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in paragraph (f)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be (C) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (D) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding Convertible Notes could be converted if fully converted on the date immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this paragraph (f), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, but without deduction of any expenses payable by the Company; or (C) if Additional Shares of Common Stock, Convertible Securities (as defined in paragraph (f)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this paragraph (f), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amount of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amount of such consideration cannot be ascertained, but is a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amount of consideration without reference to such clauses; provided further that if the minimum amounts of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options, or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to such Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Convertible Notes.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this paragraph (f), whether or not subsequently reacquired or retired by the Company, other than: (1) shares of Common Stock issued pursuant to the Stock Purchase Agreement or to satisfy the condition set forth in Section 3.3 of the Purchase Agreement; (2) shares of Common Stock issued upon conversion of the Convertible Notes; (3) shares of Common Stock and/or options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalization and the like) after the Second Closing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (4) shares of Common Stock, or any warrant therefor or other convertible security, issued in conjunction with equipment lease financing arrangements; (5) shares issued after repurchase pursuant to any restricted stock purchase agreement following a termination; (6) shares of Common Stock issued pursuant to the exercise or conversion of options, warrants or convertible securities outstanding as of the Second Closing Date, (7) shares issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination and (8) shares issued in connection with the proposed settlement between the Company and Vascular Genomics, Inc.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this paragraph (f), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this paragraph (f), for such Additional Shares of Common Stock.

(g) Miscellaneous. No adjustment in the Conversion Price shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (g)) would require an increase or decrease of at least 1% in the Conversion Price; provided that any adjustments which by reason of this paragraph (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent, to the nearest one-hundredth of a percentage point or to the nearest one-hundredth of a share, as the case may be.

7.5 Notice of Adjustments of Conversion Price. Whenever the Conversion Price is adjusted as herein provided: the Company shall compute the adjusted Conversion Price in accordance with Section 7.4 and shall prepare a certificate signed by the President or Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be delivered to each Holder.

7.6 Notice of Certain Corporate Action. In case:

(a) the Company shall declare a stock dividend (or any other distribution) on its Common Stock or a subdivision or combination of the outstanding shares of Common Stock; or

(b) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(d) the Company shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

then the Company shall cause to be delivered to the Holder, at least ten days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such stock dividend, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend are to be determined, (y) the date on which such reclassification is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) or (b) of this Section 7.6.

7.7 Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Convertible Notes pursuant hereto.

7.8 Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of Convertible Notes will upon issue be validly issued, fully paid and will rank equally and be of the same class as the shares of Common Stock outstanding on the conversion date.

7.9 Provisions as to Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company where the Company is not the surviving person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Holder an agreement to assume the Convertible Notes providing that the Holder of each Convertible Note then outstanding shall have the right thereafter, during the period such Convertible Note shall be convertible as specified in Section 7.1, to convert such Convertible Note into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. Such supplemental instrument shall provide for adjustments which, for events subsequent to the effective date of such supplemental instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The above provisions of this Section 7.9 shall similarly apply to successive consolidations, mergers, sales or transfers.

8.	COVENANTS. The Company agrees that, so long as any amount payable under this Convertible Note remains unpaid:

8.1 Payment of Securities. The Company shall promptly make all payments in respect to the Convertible Notes on the dates and in the manner provided for in the Convertible Notes or pursuant to the Purchase Agreement.

8.2 Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder to the extent required to enable the holders of Restricted Securities to sell Restricted Securities pursuant to (i) Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or (ii) a registration statement on Form S-3 or any similar registration form hereafter adopted by the SEC. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

8.3 Financial Statements and Other Information. The Company shall deliver to the Holders (so long as any Holder holds any Convertible Note):

(a) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited statements of operations and cash flows of the Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period, and unaudited balance sheets of the Company as of the end of such quarterly period, each of which statements shall be true and correct in all material respects prepared in accordance with generally accepted accounting principles, consistently applied (subject to the absence of footnote disclosures and to normal year-end adjustments for recurring adjustments) and shall be certified by the Company’s chief financial officer;

(b) within 90 days after the end of each fiscal year, audited statements of operations and cash flows of the Company for such fiscal year, and an audited balance sheet of the Company as of the end of such fiscal year, each of which statements shall be true and correct in all material respects all prepared in accordance with generally accepted accounting principles consistently applied;

(c) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided to such Holder hereunder);

(d) promptly (but in any event within five Business Days) after the discovery or receipt of notice of any Default or Event of Default, any default under any other material agreement to which the Company is a party, or any other material adverse change, event or circumstance affecting the Company (including, without limitation, the filing of any material litigation against the Company or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), a certificate of the Company’s Chief Executive Officer or Chief Financial Officer specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto; and

(e) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files with the SEC or with any securities exchange on which any of its securities are then listed and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s business.

8.4 Compliance Certificate. The Company shall deliver to the Holders within 100 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 1999) a certificate of the Company’s Chief Executive Officer or Chief Financial Officer stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observation of any of the terms, provisions and conditions of the Convertible Notes or the Purchase Agreement (without regard to any period of grace or requirement of notice provided hereunder) and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

8.5 Use of Proceeds. The Company shall use the proceeds from the sale of the Convertible Notes under the Purchase Agreement to fund the Company’s continued research in its cardiovascular, cancer and other major disease programs and general working capital. The Company shall not use the proceeds from the sale of the Convertible Notes under the Purchase Agreement, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulation G or T promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit, secured directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

8.6 Senior Indebtedness. So long as any amounts under the Convertible Notes remaining outstanding, the Company shall not without the prior written consent of a majority of the Holders of the Convertible Notes then outstanding, authorize, issue, incur, assume, guarantee, suffer to exist or enter into any agreement providing for the issuance of, any Senior Indebtedness that in the aggregate exceeds $5,000,000. The Company shall not incur, assume, guarantee or suffer to exist any Indebtedness, other than Indebtedness evidenced by the Convertible Notes, that is subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness, by its terms, or the terms of the instrument creating or evidencing it, is pari passu with or subordinate in right of payments to the Convertible Notes.

8.7 Consolidation or Merger. The Company shall consolidate or merge with or into another Person only if (i) such Person shall expressly assume the due and punctual payment of the Accreted Value of the Convertible Notes and the performance or observance of every covenant on the part of the Company to be performed or observed and shall have provided for the conversion rights in accordance with the terms of the Convertible Notes, (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, (iii) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Convertible Notes and (iv) the Person formed by such consolidation or into which the Company is merged shall not be a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

8.8 Nasdaq Quotation. Promptly after the Second Closing Date, the Company shall promptly prepare and submit to the Nasdaq National Market (or any other exchange or quotation system on which the Company’s Common Stock is then traded) a listing application covering the Common Stock to be issued to the Holders upon conversion of the Convertible Notes.

8.9 Additional Amounts. Any and all amounts payable by the Company to each Holder, under or with respect to the Convertible Notes will be paid without any deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including any interest or penalties with respect thereto) imposed or levied by or on behalf of any jurisdiction or by any authority or agency therein or thereof having power to tax (hereinafter “Withholding Taxes”) unless the Company or any other person is required by any law or regulation (or by the interpretation or administration thereof) to make any deduction or withholding from any payment with respect to Withholding Taxes. In such an event, the Company will pay an additional amount in cash (“Additional Amount”) as will result (after deduction of such Withholding Taxes) in the payment to the Holder of such Convertible Note of the amount that would have been payable in respect of such Convertible Note had no such withholding or deduction been required, except that no Additional Amount shall be so payable for or on account of: (1) any Withholding Tax that would not have been imposed but for the fact that such Holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the United States or otherwise has some connection with the United States other than the mere ownership of, or receipt of payment under, such Convertible Note; (2) subject to the provision relating to a gross basis tax set forth below, any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on the Convertible Notes (which non-excluded taxes shall include only taxes imposed on a gross tax basis by the United States or any political subdivision thereof); (3) any Withholding Tax that is imposed or withheld by reason of the failure to comply by the Holder of such Convertible Note after the written request by the Company, (a) to provide information concerning the nationality, residence or identity of such Holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the United States or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such withholding, deduction, tax, assessment or other governmental charge and which Holder is lawfully entitled to provide or make; or (4) any combination of clauses (1), (2) and (3); nor shall such Additional Amounts be paid with respect to any payment on any such Convertible Note to any such Holder who is a fiduciary or partnership to the extent that such payment would be required by the laws of the United States or any political subdivision or taxing authority thereof or therein to be included in the income for tax purposes of a settlor with respect to such fiduciary or a member of such partnership who would not have been entitled to such Additional Amounts had it been the Holder of the Convertible Note; nor, if such Holder is not the Purchaser, shall any Additional Amounts be payable in excess of the Additional Amounts that would be payable if such Holder was the Purchaser. Whenever there is mentioned, in any context, any payment on the Convertible Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. In addition, for these purposes, if and to the extent a gross basis tax is being imposed on the Holder as a substitute for any Withholding Tax for which an Additional Amount would otherwise be payable, such Additional Amount would still be payable by the Company in the form of reimbursement to Holder, and the Company agrees to pay any interest, penalties or addition to the gross basis tax only in the event that such interest, penalties or addition to the gross basis tax is directly attributable to actions taken or omissions made by or on behalf of the Company. The Company shall pay to the relevant taxing or other authority the full amount of the deduction or withholding made by it and promptly forward to such Holder copies of official receipt or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority before the date on which penalties attach thereto.

8.10 Cash Dividends. So long as any amounts under the Convertible Notes remain outstanding, the Company shall not authorize for issuance or pay any cash dividend on the Common Stock of the Company until such time as the Company has paid the accrued but unpaid Accretion Portion of any outstanding Convertible Notes.

8.11 Incurrence of Indebtedness. So long as any amounts under the Convertible Notes remain outstanding, the Company shall not incur any Indebtedness that by the terms of the instrument or instruments by which such Indebtedness was created or incurred expressly provides (A) that it (i) is junior in right of payment to the Convertible Notes or (ii) ranks pari passu in right of payment with the Convertible Notes and any amendments, modifications or supplements to, or any renewals, extensions, deferrals, refinancings and refundings of, any of the foregoing, and (B) that it is secured by any lien on any asset or property of the Company now owned or hereafter acquired by the Company; provided, however, this covenant shall not apply to any capital leases or assets subject to purchase money security interests.

9.

AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Convertible Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Holders of at least a majority in Accreted Value of the Convertible Notes then outstanding; provided that no such amendment or waiver shall (i) extend the final maturity of any Convertible Note, or reduce the Accreted Value thereof, or reduce any amount payable on the redemption thereof, or impair or affect the rights of any Holder to institute suit for the payment thereof or adversely affect the ranking of the Convertible Notes with respect to the outstanding Indebtedness of the Company, or adversely affect the right to convert any Convertible Note, without the consent of each Holder of each Convertible Note so affected, or (ii) reduce the aforesaid percentage of Accreted Value of the Convertible Notes, the consent of the Holders of which is required for any such amendment or waiver, without the consent of the Holders of all Convertible Notes then outstanding. The Company shall promptly notify all Holders of Convertible Notes after the making of any amendment or waiver pursuant to this Section 9.

10.	CANCELLATION. After all amounts at any time owed on this Convertible Note have been indefeasibly paid in full, this Convertible Note shall be surrendered to the Company for cancellation and shall not be reissued.

11.	PLACE OF PAYMENT. Payments on the Convertible Notes shall be made to the Holder at the following address:

Artisan Equity Limited
c/o Island Circle Limited
P.O. Box HM 1186
Hamilton HMEX, Bermuda
Attn: President

or to such other address or to the attention of such other person or, in the case of wire transfer, to the bank account, specified by prior written notice to the Company.

12.	BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day that is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following such day, and the principal shall continue to accrue in value at the required rate hereunder until any such payment is made.

13.

USURY LAWS. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any of the Accretion Portion payable under this Convertible Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Convertible Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then the Accretion Portion may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any Accretion Portion in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Company or credited on the Principal Amount of this Convertible Note, or if this Convertible Note has been paid, then the excess shall be rebated to the Company. The aggregate of all the Accretion Portion (whether designated as Accretion Portion, service charges, points or otherwise) contracted for, chargeable, or receivable under this Convertible Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Convertible Note remaining unpaid from time to time. If the Accretion Portion does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Convertible Note, or if this Convertible Note has been repaid, then such excess shall be rebated to the Company.

14.	GOVERNING LAW. This Convertible Note shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding conflict of law principles, that would cause the application of laws of any other jurisdiction.

15.	NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below:

To Company:	Corvas International, Inc.
3030 Science Park Road
San Diego, California 92121
Attn: President or Chief Executive Officer
Phone (858) 455-9800

To Holder:	Artisan Equity Limited
c/o Island Circle Limited
P.O. Box HM 1186
Hamilton HMEX, Bermuda
Attn: President
Phone (441) 292-2363
Fax (441) 295-4614

or to such other address or to the attention of such other person specified by prior notice to the Company

16.	LIMITATION ON TRANSFER. Notwithstanding any terms in the Purchase Agreement to the contrary, this Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in a form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee. The Principal Amount and the Accretion Portion shall be paid solely to the registered holder of this Note.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has executed and delivered this Amended and Restated Convertible Note on July 22, 2003.

CORPORATE SEAL	CORVAS INTERNATIONAL, INC. a Delaware corporation

	By:	/s/ Randall E. Woods
	Name:	Randall E. Woods
	Its:	President and Chief Executive Officer

ARTISAN EQUITY LIMITED a Bermuda company

	By:	/s/ Robert J. Stewart
	Name:	Robert J. Stewart
	Title:	Director

	By:	/s/ Susan E. Fairhurst
	Name:	Susan E. Fairhurst
	Title:	Company Secretary

ATTESTED:

/s/ Carolyn M. Felzer
	Name:	Carolyn M. Felzer
	Title:	Assistant Corporate Secretary